Exhibit 99.1

157 Broad Street • Suite 109 • Red Bank, NJ 07701 • 732.741.2840 • www.BigString.com

FOR IMMEDIATE RELEASE

BigString Corp. Launches New Social Privacy Application: PrivateString

Private Wall with Self-Destructing Messages and Group Private Messaging & Friend Feeds

RED BANK, NJ, February 27, 2012: --  BigString Corporation (BSGC.pk) announced today that it has launched a beta version of PrivateString, a private wall application for Facebook, iPhone, Android and privatestring.com that incorporates the company’s patented self-destructing messaging technology. PrivateString allows users to connect with their friends and share private messages, photos, comments, likes and dislikes in a social wall format.  All users can instantly self-destruct their messages or set their messages to self-destruct at a predetermined time.  Messages posted on PrivateString are permanently deleted from its servers once they self-destruct. The PrivateString social privacy application allows for multiple group conversation to occur simultaneously, but only those in the initial group can respond with comments or likes.  PrivateString is available as a free Facebook application and web application on privatestring.com, and a mobile version also is available for the Android and iPhone at a purchase price of $1.99.  An ad supported version is available for Android, and the iPhone free version has been submitted for approval to the Apple App store.

The PrivateString application works across its various platforms to connect users, whether they are on Facebook, any of the mobile apps or the PrivateString website.  Additional privacy features include private direct self-destructing messages, responded to message thread with self-destructing photos and a dislike button.  Future features currently in development are private message and user photo galleries.

“PrivateString is a technology that we developed to address the concerns of an individual’s social privacy, a topic that is becoming very prevalent in the media on almost a daily basis”, stated Darin Myman, President and CEO of BigString. Our status updates and comments on Facebook, pictures we post, political and social comments we make or the jokes we think are funny; are all becoming part of our permanent social record.  BigString, like many other companies performs social networking searches of potential employees.  We believe PrivateString gives our users a private place to be uncensored in the world of Big Brother.”

About BigString

BigString Corporation, owner and operator of BigString.com and PrivateString.com, is the developer of a messaging technology that provides users with strict control over all of their messaging communications on their computers and mobile devices.  Whether they choose to send emails, videos, pictures or status updates, BigString’s communication platform gives its users the ability to keep private and secure all messages sent.  For more information, visit http://www.bigstring.com.

Forward-Looking Statements

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements.”  Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation’s actual results could differ materially from expected results.

###
CONTACTS: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com